Exhibit 99.1

Contact:

AtriCure, Inc.

Andy Wade

Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Investor Relations Contact

Lynn Pieper

Westwicke Partners

(415) 202-5678

lynn.pieper@westwicke.com

AtriCure Reports Second Quarter 2014 Financial Results and

Updates 2014 Outlook

•	Revenue of $26.5 million – up 29.8%

•	U.S. sales of $19.9 million – up 28.8%

•	International sales of $6.6 million – up 32.9%; 29.1% constant currency

WEST CHESTER, Ohio – July 24, 2014 – AtriCure, Inc. (Nasdaq: ATRC), a leading atrial fibrillation (“Afib”) medical device provider, today announced financial results for the second quarter of 2014.

“We are pleased with our performance in the second quarter in which we delivered solid revenue growth while integrating Estech that further positions us as a leader in the treatment of Afib. We also continued to execute on our clinical trials and deliver data that prove the benefit of our innovative products to patients”, said Mike Carrel, President and Chief Executive Officer of AtriCure. “Our goal is unchanged—to drive sustainable growth by simultaneously investing in training and education, clinical trials and innovative products.”

Second Quarter 2014 Financial Results

Revenue for the second quarter of 2014 was $26.5 million, an increase of $6.1 million or 29.8% (28.9% on a constant currency basis) compared to second quarter 2013 revenue. Domestic revenue increased 28.8% to $19.9 million, driven by strong sales of ablation-related open-heart, ablation-related minimally invasive, and AtriClip products. International revenue was $6.6 million, an increase of $1.6 million or 32.9% (29.1% on a constant currency basis) when compared to $5.0 million for the second quarter of 2013. International revenue growth was driven primarily by increases in product sales in Europe and Asia.

Gross profit for the second quarter of 2014 was $18.8 million, compared to $15.1 million for the second quarter of 2013. Gross margin for the second quarter of 2014 and 2013 was 70.8% and 74.0%, respectively. The decrease in gross margin was primarily due to lower product margins on the acquired Estech products, along with increased mix of international sales and heavier placement of loaned equipment.

Operating expenses for the second quarter of 2014 increased 29.1%, or $4.9 million, compared to the second quarter of 2013. The increase in operating expenses was driven primarily by an increase in selling, marketing, clinical, product development and training expenses.

Loss from operations for the second quarter of 2014 was $2.9 million, compared to $1.6 million for the second quarter of 2013. Adjusted EBITDA, a non-GAAP measure, was a loss of $2.5 million for the second quarter of 2014, compared to a $0.3 million loss for the second quarter of 2013. Net loss per share was $0.10 for the second quarter of 2014 and $0.09 for the second quarter of 2013.

2014 Guidance

Management projects that 2014 revenue will be in the range of $103 million to $105 million, which represents an increase of 26% to 28% over 2013. This compares to previous expectations of 2014 revenue in the range of $101 million to $104 million.

Consistent with the guidance provided in February, adjusted EBITDA, a non-GAAP measure, is projected to be a loss in the range of $9 million to $10 million for 2014, of which approximately $3.5 million of expense will be related to the Estech transaction. AtriCure expects the Estech transaction to be dilutive to earnings in 2014 and accretive in 2015 and beyond.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Thursday, July 24, 2014 to discuss its second quarter 2014 financial results. A live webcast of the conference call will be available online from the investor relations page of AtriCure’s corporate website at www.atricure.com. You may also access this call through an operator by calling (877) 703-6106 for domestic callers and (857) 244-7305 for international callers at least 15 minutes prior to the call start time using reservation code 59442407.

The webcast will be available on AtriCure’s website and a telephonic replay of the call will be available through August 24, 2014. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The reservation code is 56506328.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company providing innovative atrial fibrillation (Afib) solutions designed to produce superior outcomes that reduce the economic and social burden of atrial fibrillation. AtriCure’s Synergy Ablation System is the first and only surgical device approved for the treatment of Persistent and Longstanding Persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip Left Atrial Appendage (LAA) exclusion device is the most widely sold device worldwide that is indicated for the occlusion of the LAA. The company believes cardiothoracic surgeons are adopting its ablation and LAA management devices for the treatment of Afib and reduction of Afib related complications such as stroke. Afib affects more than 5.5 million people worldwide.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates (including projections and guidance), other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, AtriCure’s ability to consummate acquisitions or, if consummated, to successfully integrate acquired businesses into AtriCure’s operations, AtriCure’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings, failure of an acquisition or acquired company to achieve its plans and objectives generally, risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Our management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and our management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Domestic Revenue:
Open-heart ablation	$10,856	$9,154	$21,233	$18,275
Minimally invasive ablation	4,393	3,511	7,841	6,643
AtriClip	3,951	2,789	7,571	5,175

Total ablation and AtriClip	19,200	15,454	36,645	30,093
Valve tools	703	—	1,401	—

Total domestic	19,903	15,454	38,046	30,093
International Revenue:
Open-heart ablation	4,054	3,379	8,025	6,637
Minimally invasive ablation	1,966	1,253	3,969	2,587
AtriClip	404	343	847	542

Total ablation and AtriClip	6,424	4,975	12,841	9,766
Valve tools	187	—	474	—

Total international	6,611	4,975	13,315	9,766
Total revenue	26,514	20,429	51,361	39,859
Cost of revenue	7,733	5,306	14,923	10,650

Gross profit	18,781	15,123	36,438	29,209
Operating expenses:
Research and development expenses	4,569	3,049	8,570	6,555
Selling, general and administrative expenses	17,065	13,713	38,646	26,093

Total operating expenses	21,634	16,762	47,216	32,648

Loss from operations	(2,853)	(1,639)	(10,778)	(3,439)
Other income (expense), net	166	(147)	409	(285)

Loss before income tax expense	(2,687)	(1,786)	(10,369)	(3,724)
Income tax expense	(5)	(5)	(32)	(10)

Net loss	$(2,692)	$(1,791)	$(10,401)	$(3,734)

Basic and diluted net loss per share	$(0.10)	$(0.09)	$(0.40)	$(0.19)

Weighted average shares used in computing net loss per share:
Basic and diluted	26,849	20,652	25,813	20,101

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	June 30,	December 31,
	2014	2013
Assets
Current assets:
Cash, cash equivalents and short-term investments	$63,201	$26,211
Accounts receivable, net	15,058	13,652
Inventories	12,666	10,214
Other current assets	1,840	2,410

Total current assets	92,765	52,487
Property and equipment, net	6,462	5,643
Long-term investments	11,387	7,914
Goodwill and intangible assets, net	44,974	45,685
Other noncurrent assets	345	218

Total assets	$155,933	$111,947

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$16,839	$24,675
Current maturities of debt and capital leases	41	2,038

Total current liabilities	16,880	26,713
Long-term debt and capital leases	65	4,412
Other noncurrent liabilities	4,768	8,218

Total liabilities	21,713	39,343
Stockholders’ equity:
Common stock	27	23
Additional paid-in capital	266,985	194,933
Accumulated other comprehensive loss	(178)	(139)
Accumulated deficit	(132,614)	(122,213)

Total stockholders’ equity	134,220	72,604

Total liabilities and stockholders’ equity	$155,933	$111,947

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(10,401)	$(3,734)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	3,988	1,338
Depreciation and amortization of intangible assets	2,217	957
Amortization of deferred financing costs	80	46
Loss on disposal of equipment	14	29
Amortization/accretion on investments	163	(6)
Change in allowance for doubtful accounts	32	2
Change in fair value of contingent consideration	(2,662)	—
Other	95	—
Changes in operating assets and liabilities
Accounts receivable	(1,448)	(1,463)
Inventories	(2,457)	(320)
Other current assets	572	(240)
Accounts payable and accrued liabilities	(7,640)	420
Other non-current assets and liabilities	(926)	139

Net cash used in operating activities	(18,373)	(2,832)
Cash flows from investing activities:
Purchases of available-for-sale securities	(27,322)	(2,544)
Maturities of available-for-sale securities	5,400	2,900
Sales of available-for-sale securities	8,349	—
Purchases of property and equipment	(2,475)	(1,191)

Net cash (used in) investing activities	(16,048)	(835)
Cash flows from financing activities:
Net proceeds from sale of stock	65,830	26,872
Payments on debt and capital leases	(6,352)	(1,014)
Payment of debt fees and premium on retirement of debt	(169)	(98)
Proceeds from stock option exercises	1,637	1,240
Shares repurchased for payment of taxes on stock awards	(153)	(269)
Proceeds from issuance of common stock under employee stock purchase plan	708	326

Net cash provided by financing activities	61,501	27,057
Effect of exchange rate changes on cash and cash equivalents	6	(99)

Net increase in cash and cash equivalents	27,086	23,291
Cash and cash equivalents—beginning of period	14,892	7,753

Cash and cash equivalents—end of period	$41,978	$31,044

Supplemental cash flow information:
Cash paid for interest	$109	$279
Cash paid for income taxes	146	30
Noncash investing and financing activities:
Accrued purchases of property and equipment	137	63
Assets acquired through capital lease	8	—

ATRICURE, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS

(In Thousands)

(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net loss, as reported	$(2,692)	$(1,791)	$(10,401)	$(3,734)
Income tax expense	5	5	32	10
Other (income) expense, net (a)	(166)	147	(409)	285
Depreciation and amortization expense	1,132	496	2,217	957
Share-based compensation expense	1,846	820	3,988	1,338
Change in fair value of contingent consideration	(2,662)	—	(2,662)	—

Non-GAAP adjusted loss (adjusted EBITDA)	$(2,537)	$(323)	$(7,235)	$(1,144)

	Three Months Ended June 30,		Six Months Ended June 30,
(a) Other includes:	2014	2013	2014	2013
Net interest expense	$(6)	$(130)	$(229)	$(299)
Grant income	137	—	500	—
Gain due to exchange rate fluctuation	16	11	21	56
Non-employee stock option income (expense)	19	(28)	117	(42)

Other income (expense), net	$166	$(147)	$409	$(285)

# # #